EXHIBIT 10.2

SUBSERVICING AGREEMENT

Dated: January 1, 1999

BY AND BETWEEN

CRESCENT BANK AND TRUST COMPANY,

as the Owner/Servicer

AND

CENLAR, F.S.B,

as the Subservicer

SUBSERVICING AGREEMENT

TABLE OF CONTENTS

RECITALS		1

ARTICLE I		1
DEFINITIONS		1
1.1	Agreement	1
1.2	Ancillary Income	1
1.3	Applicable Requirements	1
1.4	FDIC	2
1.5	FHA	2
1.6	Freddie Mac or FHLMC	2
1.7	Fannie Mae or FNMA	2
1.8	Ginnie Mae or GNMA	2
1.9	HUD	2
1.10	Investor	2
1.11	Mortgage	2
1.12	Mortgagor	3
1.13	Owner/Servicer	3
1.14	P&I	3
1.15	REO	3
1.16	Subservicer	3
1.17	T&I	3
1.18	VA	3

ARTICLE II		3
AGREEMENTS OF SUBSERVICER		3
2.1	General	3
2.2	Compliance	3
2.3	Procedure	4
2.4	Other	6
2.5	Accounting and Investor Reporting	7
2.6	Delinquency Control	9
2.7	Real Estate Owned	10
2.8	Books and Records	10
2.9	Insurance	11
2.10	File Storage	11

ARTICLE III		11
AGREEMENTS OF OWNER/SERVICER		11
3.1	Documentation	11
3.2	Further Notification	12
3.3	Default and Right of Offset	12

3.4	Notices	13
3.5	Recourse	13

ARTICLE IV		13
COMPENSATION		13
4.1	Subservicing Fee	13
4.2	Auxiliary Fees	14
4.3	Solicitation	14

ARTICLE V		14
TERM AND TERMINATION		14
5.1	Term and Notice	14
5.2	Termination	15
5.3	Reimbursement	15
5.4	Accounting	15

ARTICLE VI		16
REPRESENTATIONS, WARRANTIES AND COVENANTS		16
6.1	Assistance	16
6.2	Notice of Breach	16
6.3	Taxes	16
6.4	Agency Approvals	16
6.5	Authority	16

ARTICLE VII		17
REPRESENTATIONS, WARRANTIES AND		17
7.1	Notice of Breach	17
7.2	Agency Approvals	17
7.3	Authority	17

ARTICLE VIII		17
INDEPENDENCE OF PARTIES; INDEMNIFICATION SURVIVAL		17
8.1	Independence of Parties	17
8.2	Indemnification by Subservicer	18
8.3	Indemnification by Owner/Servicer	18
8.4	Survival	18

ARTICLE IX		18
MISCELLANEOUS		18
9.1	Due Date of Payments	18
9.2	Changes in Practices	19
9.3	Assignment	19
9.4	Prior Agreements	19
9.5	Entire Agreement	19
9.6	Invalidity	19
9.7	Effect	19

9.8	Applicable Law	20
9.9	Notices	20
9.10	Waivers	20
9.11	Binding Effect	20
9.12	Headings	20

EXHIBIT I		22
EXHIBIT II		23
EXHIBIT II-A		24
EXHIBIT III		25
EXHIBIT IV		26
EXHIBIT V		27

SUBSERVICING AGREEMENT

THIS SUBSERVICING AGREEMENT (“Agreement”) is made as of the              day of January, 1999 by and between CRESCENT BANK AND TRUST COMPANY (herein, “Owner/Servicer”), and CENLAR FSB (herein, “Subservicer”).

RECITALS

WHEREAS, Subservicer is engaged in the business of servicing residential mortgage loans evidenced by notes and secured by deeds of trust, mortgages, trust deeds or like security instruments; and

WHEREAS, Subservicer has the capacity to subservice for Owner/Servicer the residential mortgage loans or pools of residential mortgage loans identified on Exhibit I attached hereto; and

WHEREAS, Owner/Servicer desires that Subservicer subservice said residential mortgage loans and Subservicer is agreeable thereto;

NOW, THEREFORE, in consideration of the mutual recitals, promises and covenants set forth herein, and other good and valuable consideration herein receipted for, but not herein recited, the receipt of which is hereby acknowledged, the parties hereto agree and covenant as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning specified with respect thereto.

1.1	Agreement

“Agreement” shall mean this Agreement as the same may be from time to time amended.

1.2	Ancillary Income.

“Ancillary Income” shall mean late charges, optional insurance premiums, and such other fees earned from third party solicitations.

1.3	Applicable Requirements.

“Applicable Requirements” shall mean, as of the time of reference, all of the following: (i) all Mortgage-related obligations of Owner/Servicer, including without limitation those contractual obligations of Owner/Servicer or Subservicer contained in this Agreement or in the Mortgage documents for which Owner/Servicer is responsible; (ii) all applicable Mortgage related federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Owner/Servicer or Subservicer; (iii) all other applicable Mortgage-related requirements and guidelines of (1) each governmental agency, board, commission, instrumentality and other governmental body or office having jurisdiction, including without limitation those of FHA, FHLMC, FNMA, GNMA, HUD and VA (exclusive of any FHLMC balloon reset obligations), and (2) any private mortgage insurance companies; and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

1.4	FDIC.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

1.5	FHA.

“FHA” shall mean the Federal Housing Administration.

1.6	Freddie Mac or FHLMC.

“Freddie Mac” or “FHLMC” shall mean the Federal Home Loan Mortgage Corporation.

1.7	Fannie Mae or FNMA.

“Fannie Mae” or “FNMA” shall mean the Federal National Mortgage Association.

1.8	Ginnie Mae or GNMA.

“Ginnie Mae” or “GNMA” shall mean the Government National Mortgage Association.

1.9	HUD.

“HUD” shall mean the Department of Housing and Urban Development.

1.10	Investor.

“Investor” shall mean the owner and holder of the note.

1.11	Mortgage.

“Mortgage”, “mortgages”, “loan” or “loans” shall mean fixed or adjustable rate loans, security deeds, trust deeds, deeds of trust and related loan documents relating to fixed or adjustable rate loans which comprise the residential mortgage loans or pools of residential mortgage loans identified on Exhibit I, and similar loans subsequently transferred to Subservicer by Owner/Servicer from time to time for inclusion under the terms of this Agreement.

1.12	Mortgagor.

“Mortgagor” or “Mortgagors” shall mean mortgagors, grantors of security deeds, grantors of trust deeds and deeds of trust, and the grantors of any Mortgages.

1.13	Owner/Servicer.

“Owner/Servicer” shall mean Crescent Mortgage and its successors.

1.14	P&I

“P & I” shall mean principal and interest.

1.15	REO.

“REO” shall mean real estate owned by Owner/Servicer or Investor.

1.16	Subservicer.

“Subservicer” shall mean Cenlar FSB

1.17	T&I

“T & I” shall mean taxes and insurance.

1.18	VA.

“VA” shall mean the Veterans Administration.

ARTICLE II

AGREEMENTS OF SUBSERVICER

2.1	General.

Subservicer hereby agrees to assume the responsibility to subservice the Mortgages on behalf of Owner/Servicer pursuant and subject to the terms of this Agreement.

2.2	Compliance.

Subservicer will comply with, and Subservicer will use commercially reasonable efforts to cause each Mortgagor to comply with, all Applicable Requirements. Owner/Servicer shall indemnify and hold harmless Subservicer from any liability, claim, loss or damages, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Subservicer’s compliance therewith.

2.3	Procedure.

Until the principal and interest of each Mortgage is paid in full, unless this Agreement is previously terminated pursuant to the terms hereof, and subject to all Applicable Requirements, Subservicer shall:

(a)	Collect from Mortgagors applicable payments of principal and interest, and applicable deposits for taxes, assessments and other public charges that are generally impounded, hazard insurance premiums, flood insurance premiums as required, FHA insurance or private mortgage insurance premiums, optional insurance premiums, and all other items, as they become due;

(b)	Accept payments of principal and interest and impound deposits only in accordance with the Mortgage instruments. Deficiencies in or excesses in payments or deposits shall be accepted and applied, or accepted and not applied, or rejected in accordance with the requirements of HUD and VA, with respect to FHA and VA mortgages, respectively, and in accordance with the provisions of conventional mortgage loan instruments with respect to conventional loans;

(c)	Apply all installment payments and impound deposits collected from the Mortgagor, and maintain permanent mortgage account records capable of producing, in chronological order: the date, amount, distribution, installment due date or other transactions affecting the amounts due from or to the Mortgagor and indicating the latest outstanding balances of principal, impound deposits, advances, and unapplied payments;

(d)	Pending disbursement, segregate and deposit funds collected in a custodial account or accounts in an insured financial institution in such manner as to show the custodial nature thereof, and so that the Investor and each separate Mortgagor whose funds have been deposited into such account or accounts will be individually insured under the rules of the FDIC. Subservicer’s records shall show the respective interest of the Investor and each Mortgagor in all such custodial accounts. All funds collected for principal and interest shall be maintained by and carried in records of Subservicer as “trustee” for the Investor, except as may otherwise be required by all Applicable Requirements;

(e)	Pay interest on custodial accounts which it maintains or controls pursuant to sub-paragraph (d) above if any Applicable Requirement requires the payment of interest on such deposits. Owner/Servicer shall reimburse Subservicer for said interest in accordance with Section 9.1 hereof As applicable, Subservicer will determine the amount of deposits to be made by Mortgagors and will furnish to each Mortgagor, at least once a year, an analysis of the escrow/impound account;

(f)	Maintain accurate records reflecting the status of taxes, ground rents and other recurring similar charges generally accepted by the mortgage servicing industry which would become a lien on the security property. For all Mortgages providing for the payment to and collection by Subservicer of impound deposits for taxes, ground rents or such other recurring charges, Subservicer shall remit payments for such charges before any penalty date. Subservicer assumes responsibility for the timely remittance of all such payments and will hold harmless and indemnify Owner/Servicer and Investor from all penalties, loss or damage resulting from Subservicer’s failure to discharge said responsibility subsequent to delivery of servicing to Subservicer;

(g)	For all mortgage loans which have no provisions for the payment to and collection by Subservicer of impound deposits for taxes, upon notification by its tax service, promptly contact Owner/Servicer regarding the delinquency of any said tax. Subservicer will pay any delinquent taxes and bill Owner/Servicer accordingly. Additionally, Subservicer shall not be responsible for payment of ground rents or other charges for any Mortgage for which it is not obligated to collect impound deposits and will pay such charges only upon Owner/Servicer’s instructions and remittances;

(h)	When funds held in any Mortgagor’s escrow/impound account are insufficient to pay taxes, assessments, mortgage insurance premiums, hazard or flood insurance premiums, or other items due therefrom, Owner/Servicer shall reimburse Subservicer for all outstanding deficiencies, and any other advances made by Subservicer to protect the security of Owner/Servicer and Investor, in accordance with Section 9.1 hereof;

(i)	Maintain in full force and effect at all times existing FHA mortgage insurance, VA guaranty, private mortgage insurance, or optional insurance, as applicable, in accordance with the type of Mortgage, and will assume responsibility for the remittance of the premiums thereon to the extent the funds are available from the Mortgagor’s impound account and

(j)	Assure that improvements on the property securing each Mortgage are insured by a hazard insurance policy acceptable under applicable Investor guidelines. In all events, the provisions of the underlying loan documents shall prevail. In order to effectively service the Mortgages during the subservicing period, the mortgagee on the hazard insurance will read as follows:

Crescent Bank and Trust Company,

its Successors and/or Assigns

Central Loan Administration & Reporting

P. C. Box 77411

Ewing, NJ 08628

In accordance with the terms of Subservicer’s mortgage impairment insurance policy, Subservicer shall not maintain the original insurance policy for any Mortgage delivered for subservicing.

2.4	Other.

Subservicer shall be responsible for further safeguarding Investor’s interest in the property and rights under the Mortgage by:

(a)	Inspecting properties after the Mortgagor is sixty (60) days or more delinquent in the payment of any obligation under the Mortgage, and perform such other inspections as prudence and sound business judgment, in Subservicer’s discretion, suggest;

(b)	To the extent commercially reasonable, securing any property found to be vacant or abandoned, and advising Investor of the status thereof,

(c)	Notifying Investor whenever Subservicer receives actual notice of any liens, bankruptcy, probate proceeding, tax sale, partition, local ordinance violation, condemnation or proceeding in the nature of eminent domain or similar event that would, in Subservicer’s judgment, impair Investor’s security; and Subservicer shall assist Investor in undertaking appropriate action to preserve its security;

(d)	Advising Investor with respect to requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms;

(e)	Advising Investor, if requested, of any change in ownership of the security property, and subject to all Applicable Requirements, comply with all instructions from Investor with respect to the acceleration or modification of the indebtedness; Subservicer, at the direction of Owner/Servicer, will forward all requests for loan assumption immediately upon receipt. Subservicer will, upon request, provide the initial paperwork necessary to obtain loan assumption information. This information will be forwarded to Investor for approval and all necessary disclosures. Investor will prepare the necessary assumption papers and forward to Subservicer for processing;

(f)	Maintaining in force at all times a policy of errors and omissions insurance coverage at Subservicer’s sole expense. The purpose of such coverage is to provide Owner/Servicer and Investor protection in liquidating a Mortgage against any loss that can be attributed to damage to the property from a hazard or peril required to be insured by the Investor and that otherwise would be insured but for Subservicer’s negligence in allowing insurance coverage to lapse or failing to keep a sufficient amount of insurance in force;

(g)	Disbursing insurance loss settlements, including:

(1)	Receiving reports of hazard insurance losses and assuring that proof of loss statements are properly filed;

(2)	Authorizing the restoration and rehabilitation of the damaged property;

(3)	Collecting, endorsing and disbursing the insurance loss proceeds and arranging for progress inspections and payments, if necessary;

(4)	Complying with all Applicable Requirements pertaining to settlement of insurance losses; and

(5)	In general, complying with Applicable Requirements to assure that the priority of the Mortgage is preserved.

(h)	Processing insurance drafts in the following manner:

(1)	Provided that the Mortgage is current in all respects, Subservicer may endorse and deliver to Mortgagor without prior inspection of the property and completion of repairs, settlements drafts for losses up to the amount of Five Thousand ($5,000.00) Dollars;

(2)	With respect to settlement drafts for losses in excess of Five Thousand ($5,000.00) Dollars, Subservicer shall monitor the progress of the repairs to insure that the property is being restored in a satisfactory manner and will release funds in accordance with completed property inspection reports; and

(3)	If special disaster procedures are issued by Investors or governmental agencies, Subservicer will release funds in accordance with those policies.

2.5	Accounting and Investor Reporting.

Subservicer shall:

(a)	Remit to the Investor, on a date and in a manner specified by Investor, all principal and interest due to Investor. Subservicer will remit any guaranty fees to the guarantor in accordance with Applicable Requirements. Subservicer will remit monthly to Owner/Servicer on the fifth (5th) business day after the end of the month, the remaining portion of the gross service fee collected, net of the compensation due Subservicer as set forth in Section 4.1 hereof.

(b)	Where Investors require the reporting of balances and cash remittances to be reported and remitted at one time and consolidated on the appropriate reports, service one hundred (100%) percent of Mortgages which are servicing retained by Owner/Servicer for those Investors which follow such reporting requirements. Subservicer also will submit all reports to Investor under Owner/Servicer’s assigned “seller/servicer” number or such other number that Owner/Servicer and Investor may designate in writing to Subservicer.

(c)	In the event Investor sells any part of its interest in any Mortgages to a third party or parties, including the sale of participating interests therein, and such third parties succeed to all of the rights of Investor hereunder for the loan interest purchased and this Agreement remains in full force and effect, remit all principal and interest installments collected under that Mortgage directly to such third party or parties in accordance with the terms of the applicable servicing agreement, after deduction of the servicing fee which is payable to the Owner/Servicer. The obligation to make direct remittances to such third party or parties shall arise upon thirty (30) days written notice of such assignments given by such Investor to Subservicer. Subservicer shall be entitled to and shall be paid an additional One Dollar ($1.00) per loan per month, for each such third party remittance.

(d)	In the event the Investor instructs Owner/Servicer to service release any loan(s), and Owner/Servicer shall deliver such notice to Subservicer, immediately acknowledge, in writing to Owner/Servicer, the Investor’s request and proceed in accordance with the Investor’s instructions. In the event Owner/Servicer determines and instructs Subservicer to not proceed with the Investor’s instructions, Owner/Servicer agrees to hold Subservicer harmless for any action taken or claim brought against Subservicer by Investor, and from any loss or damage, including reasonable attorneys’ fees, resulting therefrom. To the extent any loan(s) is thereafter service released in accordance with the Investor’s instructions, Subservicer shall be entitled to the payment by Owner/Servicer of the Exit Fee as provided in Section 5.1 hereof.

(e)	Maintain any related custodial demand deposit accounts associated with the receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as “trustee” for Owner/Servicer and/or Investors and/or Mortgagors with the exception of GNMA servicing. Pursuant to GNMA’s regulations, Subservicer is not permitted to withdraw/disburse funds from the “P&I” custodial account.

(f)	Where Investors require interest paid through the end of the month although interest due from the Mortgagor is to the actual date of the pay-off, advance its own funds to cover any uncollected interest due the Investor, and Subservicer shall offset any such advances against the gross service fees next due and payable to Owner/Servicer.

(g)	Not accept any prepayment of any Mortgage except as specified or authorized by Applicable Requirements and by the terms of the Mortgage, nor waive, modify, release or consent to postponement on the part of the Mortgagor of any term or provision of the Mortgage documents without the written consent of Investor.

(h)	Upon payment of a Mortgage in full, have prepared and file any necessary release or satisfaction documents, and shall continue subservicing of the loan pending final settlement, and refund any Mortgagor deposits.

(i)	Make interest rate adjustments in compliance with applicable regulatory adjustable loan requirements and the mortgage documents, which reflect the applicable movements of the applicable loan rate index. Subservicer shall execute and deliver all appropriate notices required by applicable adjustable loan regulations and the loan contract regarding such interest rate adjustments including but not by way of limitation, timely notification to Investor or to Investor’s successors or assigns, of the applicable date and information regarding such interest rate adjustment, the methods of implementation of such interest rate adjustments, new schedules of Investor’s pro rata share of collections of principal and interest, and of all prepayments of any loan hereunder by Mortgagor.

(j)	Perform such other customary duties, furnish copies of standard reports and execute such other documents in connection with its duties hereunder as Owner/Servicer and Investor from time to time reasonably may require. All reports deemed standard under this Section 2.5 are contained in Exhibit IV hereof.

(k)	Annually provide Owner/Servicer with a Uniform Single Audit Program letter from its independent auditors.

(l)	In the event Owner/Servicer requests Subservicer to provide special reports or data files or render other related services to either Owner/Servicer or any third party, Subservicer shall use commercially reasonable efforts to provide said reports, data files, or related services. Subservicer shall thereupon bill Owner/Servicer for the cost of such reports, data files or related services in accordance with a separate fee to be determined in advance by Owner/Servicer and Subservicer, and same shall be deducted by Subservicer from the gross service fee.

2.6	Delinquency Control.

Subservicer shall:

(a)	Maintain a delinquent mortgage servicing program which shall include an adequate accounting system that indicates the existence of delinquent Mortgages, a procedure that provides for sending delinquent notices, assessing late charges, and returning inadequate payments, and a procedure for the individual analysis of distressed or chronically delinquent loans;

(b)	Maintain a collection department and an on-line automated collection system that substantially complies with established FNMA collection guidelines;

(c)

Provide Owner/Servicer and Investor with a month-end collection and delinquency report identifying and describing the status of any delinquent loans, and from time to time as the need may arise, provide Owner/Servicer and Investor with loan service reports relating to any items of information which Subservicer is otherwise required to provide hereunder, or detailing any matters Subservicer believes should be brought to the special attention of Owner/Servicer and Investor; and

(d)	Upon the request of Owner/Servicer and Investor, assist in the foreclosure or other acquisition of the property relating to any Mortgage, the transfer of such property to the Investor, FHA or VA, as applicable, and the collection of any applicable mortgage insurance, and pending completion of these steps, protect such property from waste and vandalism. At the option of Investor, Investor may assign such Mortgage to Subservicer, which will then conduct all such proceedings in its own name, promptly thereafter assigning and conveying to the Investor any title, equity, or other property or right acquired by such proceedings. Subservicer will have title to the property conveyed in the name designated by Investor. Owner/Servicer agrees to reimburse Subservicer for all of its actual expenses so incurred under this paragraph, including, but not limited to, travel, court costs and attorneys’ fees, in accordance with Section 9.1 hereof.

2.7	Real Estate Owned

(a)	Upon the completion of a foreclosure proceeding, or in cases of a voluntary deed in lieu of foreclosure, and purchase by Investor or Owner/Servicer for its account, Subservicer will protect the REO while so owned. These operations shall be on terms as determined and directed by Investor or Owner/Servicer from time to time. Subservicer will service the same until completely liquidated. Subservicer shall be entitled to the Subservicing fee with respect to REO as provided for by Exhibit II attached hereto.

(b)	When Subservicer shall advance funds to pay taxes, assessments, hazard or flood insurance premiums, or other items necessary to protect the security of the Investor or Owner/Servicer in the REO, Subservicer will bill Owner/Servicer for any such advances made. Owner/Servicer agrees to reimburse Subservicer for such advances in accordance with Section 9.1 hereof.

2.8	Books and Records.

Upon Owner/Servicer’s written request, Subservicer shall furnish a detailed statement of its financial condition, shall give Owner/Servicer or its authorized representative opportunity upon notice at any time during its normal business hours to examine Subservicer’s books and records, or shall cause a certified public accountant selected and employed by it to provide Owner/Servicer not later than ninety (90) days after the close of Subservicer’s fiscal year, with a certified statement of Subservicer’s financial condition as of the close of its fiscal year. Any additional requests for loan audit or confirmations to be performed by Subservicer’s audit firm on Owner/Servicer’s Mortgages, shall be at Owner/Servicer’s sole expense. Subservicer will keep records in accordance with industry standards pertaining to each Mortgage, and such records shall be the property of Owner/Servicer and upon termination of this Agreement shall be delivered to Owner/Servicer at Owner/Servicer’s expense.

2.9	Insurance.

Subservicer will maintain in effect at all times and at its cost, a blanket fidelity bond and an errors and omissions policy acceptable to FHLMC and FNMA. If so requested by Owner/Servicer, Subservicer shall cause certificates evidencing the existence of such coverage to reflect Owner/Servicer as an additional named insured.

2.10	File Storage.

Subservicer will maintain and store all credit files delivered to it by Owner/Servicer which relate to the loans subserviced hereunder.

ARTICLE III

AGREEMENTS OF OWNER/SERVICER

3.1	Documentation.

At its sole cost and expense, Owner/Servicer shall provide Subservicer with:

(a)	Copies of any applicable documents or records which are necessary or appropriate for Subservicer to conduct the subservicing of the Mortgages, including, without limitation, those set forth in Exhibit IV;

(b)	Complete and accurate electronic data and documentation for each Mortgage submitted hereunder to enable Subservicer to place and continue to subservice the Mortgage on its computer system;

(c)	Preprinted Express Mail labels for expediting special requests pursuant to Section 2.5(l) hereof;

(d)	If applicable, and prior to the release of good-bye letters, a complete listing of any Mortgages where the mortgage payment is inclusive of an optional insurance premium. This list will also provide the name of the insurance company; type of insurance coverage; premium amount; and the name and telephone number of the individual at Owner/Servicer’s firm or affiliation knowledgeable as to such coverage. Furthermore, should Owner/Servicer misrepresent, misinform, provide inadequate information or no information regarding the status of optional insurance coverages (such as mortgage life insurance) which would cause Subservicer to incur a loss or damage, Owner/Servicer agrees to hold Subservicer harmless from any and all claims, liabilities, damages, and loss, including reasonable attorneys’ fees, resulting therefrom;

(e)	Physical evidence that a hazard insurance policy is in force for each Mortgage delivered to Subservicer for subservicing and allow Subservicer sufficient time to receive evidence in house that all notifications have been forwarded to Subservicer. Further, Owner/Servicer agrees to hold Subservicer harmless from any loss or damage caused by insufficient evidence of hazard insurance coverage delivered to Subservicer or any loss or damage which occurred during a lapsed policy prior to delivery of the Mortgages to Subservicer for subservicing;

(f)	Life-of-loan Tax Service Contracts from an issuer acceptable to Subservicer. In lieu thereof, Owner/Servicer may provide Subservicer with the requisite fee for Subservicer to acquire such Contracts;

(g)	Life-of-loan Flood Contracts from an issuer acceptable to Subservicer. In lieu thereof, Owner/Servicer may provide Subservicer with the requisite fee for Subservicer to acquire such Contracts;

(h)	A copy of Owner/Servicer’s blanket fidelity bond and an errors and omissions policy acceptable to FHLMC and FNMA. Owner/Servicer shall add Subservicer as an additional loss payee under each such policy, and shall cause certificates evidencing the existence of such coverage to be delivered to Subservicer;

(i)	Copies of most recent FNMA, FHLMC, FHA, GNMA, HUD claims, VA and third party audits for review;

(j)	Copies of most recent audited financial statements, and annual financial statements thereafter within ninety (90) days of year-end, throughout the term of this Agreement; and

(k)	The name and address of all document custodians. All costs and expenses of said document custodians (including, without limitation, those resulting from a change of document custodian) shall be the responsibility of Owner/Servicer.

3.2	Further Notification.

Owner/Servicer shall advise Subservicer upon delivery of each Mortgage submitted for subservicing, as to whether the Mortgage is in a warehouse (unsold) status or, if sold, shall provide Subservicer with specific information regarding the permanent Investor. If a Mortgage which has been delivered to Subservicer in a warehouse (unsold) status is sold, Owner/Servicer will immediately notify Subservicer of the sale by phone and will deliver a written copy of the permanent Investor’s purchase advice or funding detailed report immediately thereafter. In the event the permanent Investor charges a penalty for late reporting, remittances, etc., which were caused by Owner/ Servicer’s delay in notifying Subservicer of the permanent Investor’s purchase of the Mortgage(s), Owner/Servicer agrees to promptly pay the penalty and Subservicer shall have no liability on account thereof.

3.3	Default and Right of Offset.

In the event Owner/Servicer shall fail to pay to Subservicer any sums due and payable to Subservicer under this Agreement when and as the same shall be due and payable, whether as compensation, reimbursement, or otherwise, Owner/Servicer shall be deemed in default of its obligations hereunder, and Subservicer shall promptly notify Owner/Servicer in writing of such default. If the breach is not cured, Subservicer shall be entitled to adjust Owner/Servicer’s “net service fee due” in set-off of the amount of any sum so owing and unpaid. This provision shall not impair Subservicer’s right to be reimbursed in accordance with the terms of this Agreement.

3.4	Notices.

By no later than thirty (30) days prior to the date on which Subservicer commences subservicing the Mortgages, Owner/Servicer shall deliver or cause to be delivered to Subservicer for approval a joint form or joint forms of a Mortgagor notification letter in connection with the transfer of the servicing responsibilities for the related Mortgages to Subservicer. Not less than fifteen (15) days prior to the applicable commencement date and otherwise in accordance with Applicable Requirements, Owner/Servicer shall mail, or cause to be mailed, the approved form of notification to the Mortgagors of the transfer of the servicing responsibilities for the related Mortgages to Subservicer. The expense of the preparation, printing and mailing of such notices shall be borne by Owner/Servicer. Owner/Servicer also shall, at its expense, notify or cause to be notified the applicable tax service with regard to the Mortgages, the custodian of the Mortgage files, and all insurers that the servicing responsibilities for the related Mortgages are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements, as applicable, to Subservicer on and after the applicable commencement date.

3.5	Recourse.

Except for matters with regard to which Subservicer must indemnify Owner/Servicer pursuant to Section 8.2 herein or costs or expenses that Subservicer must bear hereunder, in no event shall Subservicer be liable for losses, costs, expenses, damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the Mortgages subserviced hereunder, including without limitation losses, costs, expenses, damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the default or foreclosure of such Mortgage Loans.

ARTICLE IV

COMPENSATION

4.1	Subservicing Fee.

As consideration for subservicing the Mortgages, Subservicer shall be paid in accordance with the fees established in Exhibit II, attached hereto. Subservicer shall subtract from the monthly service fee remitted to Owner/Servicer its subservicing fee, guaranty fees, the Exit Fee (if appropriate), and any Ancillary Income in accordance with Exhibit II, attached hereto.

Subservicer shall be entitled to reimbursement of necessary extraordinary fees associated with services which may be proper under this Agreement, including, without limitation, services performed in connection with the foreclosure of mortgages, property maintenance and improvement, property management, the sale of any foreclosed real estate, and similar extraordinary expenses, which shall be contracted or performed by the Subservicer at its customary, reasonable costs for such services. Subservicer shall promptly bill Owner/Servicer for these expenses, and Owner/Servicer shall remit the amount billed under the terms of this paragraph to Subservicer in accordance with Section 9.1 hereof.

4.2	Auxiliary Fees

Owner/Subservicer also agrees to pay Subservicer the auxiliary fees set forth in Exhibit III attached hereto for the services set forth therein.

4.3	Solicitation

Upon receipt of the prior written consent of Owner/Servicer, Subservicer shall be entitled to solicit individual Mortgagors in the name of Central Loan Administration & Reporting for accident, health, life, property and casualty insurance, and any other mortgage-related products or services which Subservicer deems appropriate, other than refinancing services. Subservicer shall retain any resulting commission income in accordance with Exhibit II, attached hereto.

ARTICLE V

TERM AND TERMINATION

5.1	Term and Notice.

The term of this Agreement shall be for three (3) years, commencing upon the transfer date to be agreed upon by the parties, and ending at twelve o’clock midnight (12:00 A.M.) on January 1, 2002 except that if neither party shall terminate this Agreement by one hundred twenty (120) days written notice to the other prior to the expiration of the initial three-year term, this Agreement shall renew itself and exist and continue for successive terms of three (3) years each until terminated by such notice.

At any time during the term(s) hereof, Owner/Servicer may, without cause, by ninety (90) days prior written notice to Subservicer, terminate this Agreement as to any or all Mortgages then being subserviced upon payment to Subservicer prior to transfer of an Exit Fee in accordance with Exhibit II. The term during which the Exit Fee shall apply begins in the month the loans actually reside on Subservicer’s system.

At any time during the term(s) hereof, Subservicer may, without cause, by one hundred eighty (180) days prior written notice to Owner/Servicer, terminate this Agreement as to any or all Mortgages then being subserviced, without obligating Owner/Servicer to pay any Exit Fees.

5.2	Termination.

In the event of a material breach of this Agreement, which breach is curable by the breaching party, the breaching party shall have thirty (30) days to cure such breach after written notification is given by the non-breaching party. If the breach is either not cured within the thirty (30) day period, or is a breach of such a type as to be incapable of being cured, the non-breaching party may terminate this Agreement upon five (5) days notice, and require the immediate transfer of all Mortgages, Mortgage Documents, and other data and information related to the Mortgages.

Should either Owner/Servicer or Subservicer at any time during the term of this Agreement have its rights to service for FHLMC, FNMA or GNMA suspended or lose any other permits or licenses necessary to carry out its responsibilities under this Agreement, or if either party becomes insolvent, files for bankruptcy, or is placed under conservatorship or receivership, then, and in any of these events, the other party may immediately terminate this Agreement for cause, without any further liability to the non-terminating party.

Should there be fewer than one thousand (1,000) Mortgages subserviced for Owner/Servicer by Subservicer on the date which is one (1) year from the effective date of this Agreement, Subservicer shall have the right, in its sole discretion, to terminate this Agreement upon ninety (90) days written notice to Owner/Servicer.

In addition to all other amounts due hereunder, the non-breaching party shall be entitled to all costs of collection and all costs related to the transfer of said Mortgages, Mortgage Documents and other data and information related to the Mortgages, including the payment of an Exit Fee in accordance with Exhibit II hereof if Subservicer is the non-breaching party and terminates this Agreement.

The rights of termination, as provided herein, are in addition to all other available rights and remedies, including the right to recover damages in respect of any breach.

5.3	Reimbursement

Upon termination of this Agreement, Owner/Servicer shall reimburse Subservicer for all costs reasonably incurred in connection with the return or transfer, as applicable, of the Mortgages then subserviced to Owner/Servicer, Owner/Servicer’s designee, or the Investor or Investor’s designee. In addition, Subservicer’s right to reimbursement for actual expenses and any advances made on behalf of Owner/Servicer in accordance with the terms of this Agreement, shall also apply in the event the Investor to which Owner/Servicer has sold the Mortgages, instructs Subservicer in writing to transfer the servicing of any loan(s) to Investor or Investor’s designee.

5.4	Accounting.

Upon termination of this Agreement under this section, Subservicer will account for and turn over to Owner/Servicer, Owner/Servicer’s designee, or the Investor or Investor’s designee, as applicable, all funds collected hereunder, less the compensation then due Subservicer, and deliver to Owner/Servicer, Owner/Servicer’s designee, the Investor or Investor’s designee, as applicable, all records and documents relating to each Mortgage then subserviced and will advise Mortgagors that their mortgages will henceforth be serviced by Owner/Servicer, Owner/Servicer’s designee, Investor or Investor’s designee.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF OWNER/SERVICER

6.1	Assistance.

Owner/Servicer warrants and represents to, and covenants and agrees with Subservicer that, to the extent necessary, Owner/Servicer shall cooperate with and assist Subservicer as requested by Subservicer, in carrying out Subservicer’s covenants, agreements, duties and responsibilities under this Agreement and in connection therewith shall execute and deliver all such papers, documents and instruments, including but not limited to Servicing Agreements, as may be necessary and appropriate in furtherance thereof

6.2	Notice of Breach.

Owner/Servicer shall immediately notify Subservicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed or performed by it as a servicer.

6.3	Taxes.

Real estate taxes due and billed within thirty (30) days of the transfer date shall have been paid by the Owner/Servicer prior to delivery of subservicing to Subservicer. Owner/Servicer will indemnify and hold Subservicer harmless from any tax penalties and interest which arose or accrued prior to delivery of subservicing to Subservicer.

6.4	Agency Approvals.

Owner/Servicer is an approved servicer for, and in good standing with FHLMC, FNMA, GNMA, HUD, VA, and all Investors, and shall maintain such approvals and standing throughout the term of this Agreement. Owner/Servicer has serviced the Mortgages in accordance with all applicable Investor and insurer guidelines and procedures at all times prior to the assumption of the subservicing responsibilities for the Mortgages by Subservicer pursuant to this Agreement.

6.5	Authority.

Owner/Servicer is a duly organized and validly existing corporation in good standing under the laws of its state of incorporation and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Owner/Servicer are duly authorized to do so.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF SUBSERVICER

Subject to the provisions of Article VIII hereinbelow, Subservicer warrants and represents to, and covenants and agrees with, Owner/Servicer as follows:

7.1	Notice of Breach.

Subservicer shall immediately notify Owner/Servicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed and performed by it as a subservicer.

7.2	Agency Approvals.

Subservicer is an approved servicer for FHLMC, FNMA, GNMA, HUD and VA, and shall maintain such approvals throughout the term of this Agreement.

7.3	Authority.

Subservicer is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Subservicer are duly authorized so to do.

ARTICLE VIII

INDEPENDENCE OF PARTIES; INDEMNIFICATION SURVIVAL

8.1	Independence of Parties.

The following terms shall govern the relationship between Owner/Servicer and Subservicer:

(a)	Subservicer shall have the status of, and act as, an independent contractor. Nothing herein contained shall be construed to create a partnership or joint venture between Owner/Servicer and Subservicer.

(b)	Subservicer shall not be responsible for any representations, warranties or contractual obligations in connection with (1) the sale to FHLMC, FNMA,

GNMA or private Investors of any of the Mortgages, or (2) the servicing of any such Mortgages prior to the assumption of subservicing responsibilities for the Mortgages by Subservicer pursuant to this Agreement.

(c)	Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, the representations and warranties of Subservicer contained in this Agreement shall not be construed as a warranty or guarantee by Subservicer as to future payments by any Mortgagor.

(d)	Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, Subservicer shall not be responsible for performance or compliance under any loan repurchase agreements, indemnifications, representations or warranties of an origination nature, or those servicing representations and warranties directly or indirectly related to the origination process made between Owner/Servicer and any Investor, either prior or subsequent to this Agreement.

8.2	Indemnification by Subservicer.

Except as otherwise stated herein, Subservicer indemnifies and holds harmless Owner/Servicer from any liability, claim, loss or damage, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Subservicer’s failure to observe or perform any or all of Subservicer’s covenants, agreements, warranties or representations contained in this Agreement.

8.3	Indemnification by Owner/Servicer.

Owner/Servicer indemnifies and holds harmless Subservicer from any liability, claim, loss or damage, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Owner/Servicer’s failure to observe or perform any or all of Owner/Servicer’s covenants, agreements, warranties or representations contained in this Agreement. Further, Owner/Servicer will indemnify Subservicer and hold it harmless from any losses which have resulted or may result from the performance of any previous servicer or Subservicer.

8.4	Survival.

The indemnifications, representations and warranties set forth herein shall survive termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1	Due Date of Payments.

Unless otherwise stated herein, all fees, payments, charges, expenses, advances and any other sums payable to Subservicer by Owner/Servicer hereunder, shall be due and payable within five (5) business days from date of receipt of Subservicer’s invoice. Thereafter, all sums shall be subject to a finance charge at an annual rate of four hundred basis points (400 BP) over the three month LIBOR as published in The Wall Street Journal on the first business day of the month in the billing period.

9.2	Changes in Practices.

The parties hereto acknowledge that the standard practices and procedures of the mortgage servicing industry change or may change over a period of time. To accommodate these changes, Subservicer may from time to time notify Owner/Servicer of such material changes in practices and procedures. Should any such proposed changes, made in good faith by Subservicer, be unacceptable to Owner/Servicer, then Subservicer shall have no further obligation to continue to accept Mortgages for subservicing under the terms of this Agreement, and may terminate this Agreement in accordance with Article V.

9.3	Assignment

This Agreement may be assigned only by written consent of both Owner/Servicer and Subservicer. The sale of all or substantially all of the stock or assets of Owner/Servicer or Subservicer, or the transfer of a controlling interest in Owner/Servicer or Subservicer, shall not be deemed an assignment of this Agreement for purposes of this Section 9.3.

9.4	Prior Agreements.

If any provision of this Agreement is inconsistent with any prior Agreements between the parties, oral or written, the terms of this Agreement shall prevail, and after the effective date of this Agreement, the relationship and agreements between Owner/Servicer and Subservicer shall be governed in accordance with the terms of this Agreement.

9.5	Entire Agreement

This Agreement contains the entire agreement between the parties hereto and cannot be modified in any respect except by an amendment in writing signed by both parties.

9.6	Invalidity.

The invalidity of any portion of this Agreement shall in no way affect the remaining portions hereof.

9.7	Effect.

Except as otherwise stated herein, this Agreement shall remain in effect until Owner/Servicer’s interest in all of the Mortgages, including the underlying security, are liquidated completely, unless sooner terminated pursuant to the terms hereof.

9.8	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.9	Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested to the attention of the person named at the address set forth on the signature page hereof.

9.10	Waivers.

Either Owner/Servicer or Subservicer may, upon written consent of both parties written notice to the other:

(a)	Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and

(b)	Waive or modify performance of any of the obligations of the other hereunder.

The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

9.11	Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

9.12	Headings.

Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

Owner/Servicer:

ATTEST:		CRESCENT BANK AND TRUST COMPANY

By:	/s/ James R. Payne	By:	/s/ Robert C. KenKnight

		Name:	Robert Kenknight
		Title:	President
		Address:	South Terraces Suite 285
115 Perimeter Center Plaza
Atlanta, GA 30346

Tax Identification No. 58-1820863

Subservicer:

ATTEST:		CENLAR FSB

By:	/s/ F. Dee Lowe	By:	/s/ Michael W. Young
	F. DEE LOWE, Secretary	Name:	Michael W. Young
		Title:	President & Chief Executive Officer
		Address:	425 Phillips Boulevard Trenton, NJ 08628